SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

             The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

   Name:

        Johnson Funds, Inc.

   Address of Principal Business Office (No. & Street, City, State, Zip
   Code):

        4041 North Main Street
        Racine, WI  53402

   Telephone Number (including area code):

        (414) 681-4640

   Name and Address of Agent for Service of Process:

        Joan A. Burke
        4041 North Main Street
        Racine, WI  53402

   Check Appropriate Box:

        Registrant is filing a Registration State pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

             Yes  [X]                      No   [_]

             Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Racine and State of Wisconsin on the 29th day of January, 1998.

                                             JOHNSON FUNDS, INC.
                                             (Name of Registrant)

   Attest: /s/ George A. Balistreri         By:    /s/ Joan A. Burke
               George A. Balistreri                    Joan A. Burke